Exhibit 10.1

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO GUARANTY AND SECURITY AGREEMENT, AND WAIVER

THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO GUARANTY AND SECURITY AGREEMENT, AND WAIVER (this “Amendment”), dated as of June 14, 2013, is entered into by and among the lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and, collectively, as the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (as such terms are defined in the below referenced Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, “Agent”), ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (“EAC”), EVERGREEN HELICOPTERS, INC., an Oregon corporation (“Evergreen”) (Evergreen, together with EAC, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the Subsidiaries of Borrowers identified on the signature pages hereof (such Subsidiaries are referred to hereinafter each individual as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”), and in light of the following:

W I T N E S S E T H

WHEREAS, Lenders, Agent, Wells Fargo, as lead arranger, book runner, syndication agent, and documentation agent, and Borrowers are parties to that certain Credit Agreement, dated as of May 2, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Agent, Borrowers, and Guarantors are parties to that certain Guaranty and Security Agreement, dated as of May 2, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement and the Guaranty and Security Agreement;

WHEREAS, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate Borrowers’ requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto), as amended hereby.

2. Amendments to Loan Documents.

(a) Effective as of the Closing Date, Sections 4.29 and 5.18 of the Credit Agreement are hereby amended and modified by deleting the references to “and Evergreen Equity” and replacing them with “and Evergreen Alaska”.

(b) Effective as of the Closing Date, Sections 4.31, 4.32, 4.33, 4.34, and 4.35 of the Credit Agreement are hereby amended and modified by amending and restating such Sections in their entirety as follows:

“4.31 Spare Parts.

(a) The Spare Parts Loan Parties keep correct and accurate records itemizing and describing the type, quality, and quantity of their Spare Parts. The Spare Parts Loan Parties have full legal and beneficial ownership to such Spare Parts, free and clear of all Liens.

(b) Each Rotable, Expendable, and other Spare Part that is identified by Borrowers as Eligible Inventory in the most recent Borrowing Base Certificate submitted to Agent (i) is, as of the date of such Borrowing Base Certificate, of good and merchantable quality, free from material defects, serviceable in accordance with each Spare Parts Loan Party’s Maintenance Program and its manufacturer’s limits, in good operating condition and ready for immediate use or operation in accordance with each Spare Parts Loan Party’s Maintenance Program and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, (ii) is, as of the date of such Borrowing Base Certificate, not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory, (iii) is, as of the date of such Borrowing Base Certificate, accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number or manufacturer’s part number, as applicable, if a serialized Spare Part that the Spare Parts Loan Parties customarily track by serial number and location, and as to whether it is a Rotable or Expendable), and (iv) is not installed on an Aircraft or Engine.

(c) (i) Except to the extent expressly permitted by Section 5.19(b) or Section 5.19(e), the Spare Parts of the Spare Parts Loan Parties are in the possession and control of the Spare Parts Loan Parties, held for use in Spare Parts Loan Parties’ business, and only located at the locations identified on Schedule E-3 of this Agreement (as such Schedule may be updated from time to time pursuant to Section 5.2 and Schedule 5.2 thereto); and (ii) except for Spare Parts that are identified by Borrowers in the most recent Borrowing Base Certificate submitted to Agent and owned by Evergreen or Evergreen Alaska and Spare Parts owned by Evergreen or Evergreen Alaska and located at the designated locations set forth in the Spare Parts Security Agreement recorded with the FAA, there is no Eligible Inventory (including “appliances” and “spare parts” as defined in 49 CFR) owned or maintained by or for or on behalf of an “air carrier” certificated under 49 USC 44705.

(d) The most recently delivered Spare Parts Inventory system/perpetual report delivered to Agent contains a list of all Spare Parts of the Spare Parts Loan Parties as of the date of delivery and includes the item numbers and names, country codes, item group codes, status codes, warehouse codes, on hand amount, inventory value, and all other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting). The Spare Parts listed on such report are covered by Warranties applicable thereto that are at least as extensive as the warranties that are maintained by similarly situated businesses in accordance with industry practice, and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.

(e) The Spare Parts owned by the Spare Parts Loan Parties and located in the United States are primarily maintained for the purposes of installing such Spare Parts on Aircraft, Engines, Propellers, or Appliances operated by Borrowers and Evergreen Equity.

(f) Each Spare Parts Loan Party possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Spare Parts (to the extent such Spare Parts Loan Party performs any of such actions) or to the maintenance, use, operation, or sale of any of its Spare Parts.

(g) Each Spare Parts Loan Party uses, stores, maintains, overhauls, repairs and refurbishes (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of its Spare Parts, and maintains books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Spare Parts Loan Party so long as (i) such protest is instituted promptly and prosecuted diligently by such Spare Parts Loan Party in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any Spare Part or diminution in value of any Spare Part as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Spare Parts Loan Party, Agent, or any of the Lenders as a result of such contest, (iv) Agent is reasonably satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Spare Parts, and (v) there is no material risk of any adverse effect on the ownership interest of such Borrower in such Spare Part.

(h) (i) The only Spare Parts Tracking Systems currently used by the Spare Parts Loan Parties to track the location, use and maintenance status of their Spare Parts is Dynamics AX and AV TRACK, (ii) each of the license agreements with respect to such Spare Parts Tracking System is a non-exclusive license in perpetuity for which Spare Parts Loan Parties paid a one-time fee and has no further on-going payment obligations of any nature whatsoever, and (iii) each Spare Parts Loan Party has duly granted a security interest in such Spare Parts Tracking System under the Spare Parts Security Agreement, without any requirement for prior written consent of the licensor of such Spare Parts Tracking System.

4.32 Engines.

(a) Borrowers and Evergreen Equity keep correct and accurate records itemizing and describing the type, quality, and quantity of its Engines and of all major components thereof. In the case of (i) Engines identified by Borrowers as Eligible Engines in the most recent Borrowing Base Certificate submitted to Agent and (ii) all other Engines that are Collateral, in each case, a Borrower or Evergreen Equity have full legal and beneficial ownership to such Engines, free and clear of all Liens (other than Permitted Liens).

(b) Each Engine that is identified by Borrowers as an Eligible Engine in the most recent Borrowing Base Certificate submitted to Agent is, as of the date of such Borrowing Base Certificate, (i) either (A) of good and merchantable quality, free from material defects, and the Engine manufacturer’s limits, in good operating condition (ordinary wear and tear excepted) and ready for immediate use or operation in accordance with the FARs and has all serviceability tags applicable thereto and all related applicable back to birth records and all other documents required by the FARs, or (B) is subject to Eligible Maintenance, (ii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Engines, and (iii) accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).

(c) Except to the extent expressly permitted by Section 5.20(a), the Engines of Borrowers or Evergreen Equity that constitute Collateral are in the possession and control of Borrowers or Evergreen Equity, held for use in Borrowers’ or Evergreen Equity’s business and, other than Engines that are the subject of a Permitted Airframe Installation, are only located at the locations identified on Schedule E-2 (as such schedule may be updated pursuant to Section 5.2 (and Schedule 5.2 thereof).

(d) Annex A of each of the Aircraft and Engines Security Agreements contains a true and complete summary description by manufacturer, model and serial number of all of the Eligible Engines, as of each date that this representation and warranty is given. The Eligible Engines on such Annex A are covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Engines purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice. The Engines owned or leased by Borrowers or Evergreen Equity are primarily maintained for the purposes of installing such Engines on Aircraft operated by Borrowers or Evergreen Equity.

(e) Each of each Borrower and Evergreen Equity possesses all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of its Engines (to the extent such Borrower or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any of its Engines.

(f) Each Borrower and Evergreen Equity use, store, maintain, overhaul, repair and refurbish (or cause a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of their Engines, and maintain books and records with respect thereto, in compliance with the material requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Borrower or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by such Borrower or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Engines or diminution in value of such Engines as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Borrower or Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on the Engines that are Collateral, (v) no such Engines are designated as Eligible Engines in the most recent Borrowing Base Certificate delivered to Agent, (vi) there is no material risk of any adverse effect on the ownership interest of such Borrower or Evergreen Equity (as the case may be) in the Engines that are Collateral.

(g) To each Borrower’s knowledge, after due inquiry, all information concerning each Eligible Engine and all other Engines that are Collateral provided by or on behalf of Borrowers or Evergreen Equity to any appraiser at Agent’s request is true and correct at the time so provided and no information material to the value of any Eligible Engine and all other Engines that are Collateral (including incident reports with respect to such Engine) was not included in the information provided to such appraiser.

4.33 Eligible Aircraft.

(a) Full legal and beneficial ownership of each Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate is held by Borrowers or Evergreen Equity and is free and clear of all Liens (other than Permitted Liens).

(b) Each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, (i) is registered with the FAA in the name of a Borrower or Evergreen Equity as owner free and clear of all Liens of record with the FAA (except those in favor of the Agent), (ii) is in good operating condition, free from material defects and is maintained in accordance with the FARs and other applicable laws and has a valid and current airworthiness certificate and other relevant licenses and registrations, (iii) has all applicable serviceability tags applicable thereto and all related applicable back-to-birth records and other documents required by the FARs, (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Aircraft, and (v) is accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number and registration number) and its Engines are accurately described in such Borrowing Base Certificate (including by manufacturer’s serial number).

(c) Each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate is in the possession and control of a Borrower, Evergreen Equity, or a Person providing Eligible Maintenance.

(d) Each Eligible Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate is covered by Warranties applicable thereto that are at least as extensive as the warranties and other product assurance documents that are maintained by similarly situated businesses in accordance with industry practice (including for Aircraft purchased on an as-is basis to the extent applicable), and such Warranties are transferable at least to the extent that similar warranties are transferable in accordance with industry practice.

(e) Each of each Borrower and Evergreen Equity possess all necessary certificates, permits, rights, authorizations and concessions and consents which are material to the repair, refurbishment or overhaul of any of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent or any other Aircraft that is Collateral (to the extent such Borrower or Evergreen Equity performs any of such actions) or to the maintenance, use, operation, or sale of any such Aircraft.

(f) Each Borrower and Evergreen Equity use, store, maintain, overhaul, repair and refurbish (or causes a duly authorized FAA repair station or other duly authorized FAA overhaul vendor to maintain, overhaul, repair and refurbish) all of the Aircraft identified as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent and all other Aircraft that is Collateral and maintains books and records with respect thereto in compliance with the requirements of the FARs and other applicable law (including the provision of FAA serviceability tags and back to birth records where applicable), except for such requirements of applicable law the validity or applicability of which are being protested by a Borrower or Evergreen Equity so long as (i) such protest is instituted promptly and prosecuted diligently by such Borrower or Evergreen Equity in good faith, (ii) there is no material risk of any sale, forfeiture, or loss of any such Aircraft or diminution in value of any such Aircraft as a result of such contest, (iii) there is no risk of any criminal liability, or any material civil liability, for such Borrower or Evergreen Equity, Agent, or any of the Lenders as a result of such contest, (iv) Agent is satisfied that while such contest is pending, there is no impairment of the enforceability, validity, or priority of any of the Agent’s Liens on such Aircraft, and (v) there is no material risk of any adverse effect on the ownership interest of such Borrower or Evergreen Equity (as the case may be) in such Aircraft.

(g) Except as disclosed in a written notice from Borrowers to Agent, (i) no Aircraft that is identified by Borrowers as an Eligible Aircraft (including any related Engine) in the most recent Borrowing Base Certificate since the date of such Borrowing Base Certificate has suffered, or become the subject of, any damage or defect the cost of repair of which is more than $2,500,000 and (ii) there are no events, conditions or circumstances that have occurred or exist that could reasonably be expected to cause the Net Orderly Liquidation Value of such Aircraft to be less than the amount set forth in the most recent Borrowing Base Certificate provided to Agent.

(h) All information concerning each Aircraft that is identified by Borrowers as an Eligible Aircraft in the most recent Borrowing Base Certificate provided to any appraiser at Agent’s request is true and correct in all material respects at the time so provided and no information material to the value of any Eligible Aircraft (including incident reports with respect to such Eligible Aircraft) was not included in the information provided to such appraiser.

4.34 FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and each of them is air carrier certificated under 49 U.S.C. 44705. Each of EAC and its Subsidiaries (except Evergreen and Evergreen Alaska) does not hold an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo and none of them is an air carrier certificated under 49 U.S.C. 44705. Each of EAC and each of its Subsidiaries possesses all necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted. None of EAC nor any of its Subsidiaries has received any citation, notice, letter, order, findings, or other communication from any Governmental Authority declaring or suggesting that any Loan Party is, or may be, in violation of the FARs in connection with any aspect of its business.

4.35 Other FAA Certificates, Licenses, and Permits. Each of Evergreen and Evergreen Alaska is an “air carrier” as defined in 49 U.S.C. Section 41102(a). EAC is not an “air carrier” as defined in 49 U.S.C. Section 41102(a). Each of EAC and each of its Subsidiaries possesses all necessary certificates, franchises, air carrier and other licenses, permits, rights, authorizations and concessions and consents which are material to the operation of Aircraft operated by it and routes flown by it and the conduct of its business and operations as currently conducted.”

(c) Effective as of the Closing Date, Section 5.6 of the Credit Agreement is hereby amended and modified by (i) deleting the reference to “each Borrower’s Spare Parts,” and replacing such reference with “each Spare Parts Loan Party’s Spare Parts,”, and (ii) deleting the reference to “Borrowers (including both real and personal property)” and replacing it with “Loan Parties (including both real and personal property)”.

(d) Effective as of the Closing Date, Section 5.14(b) of the Credit Agreement is hereby amended and modified by replacing the reference to “Evergreen Equity” with “the other Spare Parts Loan Parties”.

(e) Effective as of the Closing Date, Sections 5.19 and 5.20 of the Credit Agreement are hereby amended and modified by amending and restating such Sections in their entirety as follows:

“5.19 Eligible Inventory.

(a) (i) Keep all Eligible Inventory only at the locations in the United States; and (ii) keep all Eligible Inventory only at locations identified on Schedule E-3 (as amended pursuant to Section 5.2 (and Schedule 5.2 thereof), (iii) keep all Eligible Inventory fully covered at not less than their book value under Borrowers’ “spares” all risk insurance policies, and (iv) keep all Eligible Inventory from being installed or held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49. Each Borrower shall, and shall cause each other Spare Parts Loan Party to, also keep all Spare Parts that are Collateral and all Eligible Inventory (except to the extent such Spare Parts are the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)(ii)) in fenced areas with readily visible signage indicating that the Spare Parts located at such location are subject to a Lien in favor of Agent.

(b) Keep all Spare Parts and other Inventory (except to the extent the subject of a Permitted Spare Parts Installation permitted pursuant to Section 5.19(e)) of the Spare Parts Loan Parties not designated as Eligible Inventory only at the locations identified on Schedule E-3 (as amended pursuant to Section 5.2 (and Schedule 5.2 thereof) and not permit any Spare Parts or other Inventory to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person unless a Collateral Access Agreement has been put in place with such Person), provided that: (i) Borrowers may amend Schedule E-3 pursuant to Section 5.2 (and Schedule 5.2 thereof) to add additional locations so long as: (A) such amendment occurs by written notice to Agent not less than 10 Business Days prior to the date on which any Spare Parts are moved to such new location, and (B) such new location is within the United States; (ii) any Spare Part that is not Eligible Inventory may be transported to or from, or be in the possession of or under the control of, a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person for purposes of repair in the ordinary course of Borrowers’ business without a Collateral Access Agreement so long as either (A) no Event of Default has occurred and is continuing or would result therefrom, or (B) the aggregate book value of all such Spare Parts in the possession of or under the control of all such Persons, in the aggregate, does not exceed $2,000,000; (iii) so long as such transit is in the United States and in the ordinary course of Borrowers’ business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location identified on Schedule E-3; (iv) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such transit is in the ordinary course of Borrowers’ business, and (C) the aggregate book value of all Spare Parts moved to all such foreign locations, in the aggregate, does not exceed $2,500,000 (provided that Spare Parts at such foreign locations shall not count against the dollar amount of Spare Parts permitted to be maintained with third parties pursuant to Section 5.19(b)(ii)(B)), the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to any location outside the United States (including locations outside the United States where such Spare Parts are in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person); (v) so long as such transit is in the ordinary course of Borrowers’ business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory from any location outside the United States to any other location outside the United States; (vi) so long as such transit is in the ordinary course of Borrowers’ business, the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory to the location of Aircraft, Engines, flight simulators or other Equipment to complete a Permitted Spare Parts Installation that is permitted pursuant to Section 5.19(e); and (vii) the Spare Parts Loan Parties may move Spare Parts that are not Eligible Inventory pursuant to pool, exchange or lease transactions permitted pursuant to Section 5.19(e).

(c) Maintain in effect a Spare Parts Tracking System.

(d) Maintain, with respect to Spare Parts, all records, logs, serviceability tags and other documents and materials required by applicable law, including the FARs, or by the Spare Parts Loan Parties’ Maintenance Program.

(e) Not permit any Spare Parts to be leased, sold, exchanged, attached or installed on any Aircraft, Engine, flight simulator, or other Equipment, or otherwise disposed of; provided, however, that (i) so long as no Overadvance is outstanding or would result therefrom (after having removed any such Eligible Inventory from the Borrowing Base), the Spare Parts Loan Parties may sell Spare Parts that are not Eligible Inventory in the ordinary course of Borrowers’ business, (ii) so long as no Overadvance is outstanding or would result therefrom, Borrowers may make Permitted Spare Parts Installations with Eligible Inventory, (iii) the Spare Parts Loan Parties may make Permitted Spare Parts Installations with Spare Parts (other than Eligible Inventory), and (iv) with respect to Spare Parts that are not Eligible Inventory, the Spare Parts Loan Parties may pool, exchange, or lease such Spare Parts in the ordinary course of business so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate book value of all such Spare Parts, in the aggregate, does not exceed $1,000,000.

(f) Each Borrower, on behalf of each of its Subsidiaries, hereby waives any and all rights that it has or may have in the future to assert or claim against Agent or any of the Lenders or any transferee pursuant to the exercise of remedies under any of the Loan Documents, any mechanic’s, repairer’s, servicer’s, storer’s or other Lien against any Collateral, including any Spare Parts, Engines, or Aircraft constituting Collateral. Not permit any of its Spare Parts to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or similar Person except: that any Spare Part that is not an Eligible Inventory may be in the possession of or under the control of a bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or similar Person to the extent expressly permitted by (but without duplication of) Section 5.19(b).”

5.20 Eligible Engines.

(a) (i) Keep each Engine identified as an Eligible Engine in any Borrowing Base Certificate in an Aircraft identified as an Eligible Aircraft in such Borrowing Base Certificate; (ii) keep each Engine that is Collateral (A) only at the locations identified to Agent pursuant to Section 5.2 (and Schedule 5.2 thereof); (B) only at a location in a country that is signatory to the Geneva Convention or the Cape Town Convention, (C) at all times fully covered at not less than their Net Orderly Liquidation Value under Borrowers’ “spares” all risk policies while in such transit (and all such Spare Parts in transit at any time are fully covered at not less than the book value under Borrower’s “spares” all risk policies); and (iii) notify Agent of new locations owned or leased by a Loan Party on which Eligible Engines or Engines that are Collateral are located so long as (A) such notice occurs by written notice to Agent not less than 20 days prior to the date on which any Engines are moved to such new location, (B) such new location is in a country that is signatory to the Geneva Convention or the Cape Town Convention, and (C) with respect to any such new leased location where Engines that are not Eligible Engines inserted into Eligible Aircraft are kept, within 90 days after the time of such written notification, Borrowers provide Agent with evidence satisfactory to Agent that Borrowers have used its reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location (provided, however, that so long as Borrowers provide Agent with evidence satisfactory to Agent that Borrowers have used their reasonable best efforts to obtain a Collateral Access Agreement with respect to such new location, if Borrowers fail to deliver to Agent such Collateral Access Agreement within 90 days of the time of such written notification, no Event of Default shall have occurred and be continuing and Agent shall have the right to establish an additional reserve against the Borrowing Base in an aggregate amount equal to 3 months rent under the lease for each such location for which a Collateral Access Agreement has not been delivered).

(b) Unless (i) such Engine is in for Eligible Maintenance or (ii) such Engine is in transit in compliance with Section 5.20(a), not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be located at the premises of or otherwise put into the possession or control of any bailee, warehouseman, FAA repair station, servicer, mechanic, vendor, supplier, or other Person.

(c) Unless such Engine is attached to one of the Aircraft operated by a Borrower or Evergreen Equity, not permit any Engine identified as an Eligible Engine in the most recent Borrowing Base Certificate or any Engine that is Collateral to be leased, sold, exchanged or attached or installed on any Aircraft.”

(f) Effective as of the Closing Date, Schedule 1.1 to the Credit Agreement is hereby amended and modified by amending and restating, or adding (as applicable) the following definitions in the appropriate alphabetical order:

““Certificated Air Carrier” means an “air carrier” within the meaning of Section 41102(a) of Title 49 of the United States Code, as amended.”

““Eligible Aircraft” means EAC’s, Evergreen’s, and Evergreen Equity’s now owned or hereafter acquired Aircraft, in each case (i) that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below, (ii) that are maintained and overhauled in conformity with the FARs and all other applicable laws, and (iii) that comply with each of the representations and warranties respecting Eligible Aircraft made in the Loan Documents, provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. An Aircraft shall not be included in Eligible Aircraft if:

(a) (i) as of the Closing Date, it is not one of the Aircrafts designated on Schedule E-1, and (ii) after the Closing Date, it is not an Aircraft helicopter owned by EAC, Evergreen, or Evergreen Equity that is identified by the parties pursuant to the appraisal process referenced in clause (j) of this definition, ,

(b) EAC, Evergreen, or Evergreen Equity (as applicable) does not have good, valid, and marketable title to such Aircraft,

(c) the Aircraft is not registered at the FAA in the name of EAC, Evergreen, or Evergreen Equity (as applicable) as owner,

(d) it is in short-term or long-term storage or is in the possession or control of any bailee, warehouseman, FAA repair station, overhaul or maintenance servicer, mechanic, or other third Person except for a person providing Eligible Maintenance in the United States,

(e) it is subject to any lease, interchange, pooling, or other similar arrangement;

(f) (i) it is not subject to a valid and perfected first priority Agent’s Lien (including by the filing of the Aircraft and Engine Security Agreements with the FAA and the registration of the Liens on the International Registry), or (ii) it is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),

(g) it has not been maintained in accordance with the FARs or other applicable law or the Loan Parties’ Maintenance Program or is not in a condition or is otherwise not available for immediate use by a Borrower or Evergreen Equity in (i) relative to EAC, its operations in compliance with the FARs and other applicable laws and its Maintenance Program, and (ii) relative to Evergreen and Evergreen Equity, its air carrier operations in compliance with the FARs and other applicable laws and Evergreen and Evergreen Equity’s respective Maintenance Programs,

(h) it (1) does not have (i) full FAA serviceability tags (and full back-to-birth traceability) for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or the Loan Parties’ Maintenance Program, or delivered or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Aircraft or (2) unless such Aircraft is no longer under any Warranties, has any material PMA Parts,

(i) it does not conform in all material respects to the specifications of the Aircraft at delivery from its manufacturer with all modifications thereafter made documented with FAA and manufacturer approved data, or it does not conform to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by the FAA or any other Governmental Authority which has regulatory authority over such Aircraft or its use or by the manufacturer of such Aircraft and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,

(j) with respect to any Aircraft owned by Evergreen or Evergreen Equity or any Aircraft that has become or is becoming Eligible Aircraft after the Closing Date, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to a Replacement Airframe (as defined in each of the Aircraft and Engine Security Agreements) in the Aircraft and Engine Security Agreements have been fulfilled with respect to such Aircraft to the satisfaction of Agent in its Permitted Discretion,

(k) the Aircraft is located in or in route to a country that is not a signatory to the Geneva Convention or the Cape Town Convention,

(l) Borrowers have provided written notice to Agent that such Aircraft is intended to be the subject of a Permitted Sale-Leaseback Transaction or such Aircraft is the subject of a consummated Permitted Sale-Leaseback Transaction; provided, however, that any Aircraft that is (i) identified by written notice of a Borrower to Agent as the intended subject of a Permitted Sale-Leaseback but that is subsequently identified as no longer being the subject of a Permitted Sale-Leaseback, and (ii) as to which a Permitted Sale-Leaseback has not been consummated shall not be excluded from the definition of Eligible Aircraft based solely on this clause (l),

(m) Borrowers have not caused to be affixed to, and maintained in, the cockpit of such Aircraft, in a clearly visible location on such Aircraft and has not placed in a visible location on each Engine, a placard of reasonable size and shape bearing the legend in English “Mortgaged to Wells Fargo Bank, N.A., as Agent”, or

(n) it (or any related Engine) (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event.

In this Agreement, references to “Eligible Aircraft” include the Engines associated therewith, and such Engines must, in addition to being required to qualify under this definition of Eligible Aircraft and for the representations as to Eligible Engines to be true as to such Engines, also not be excluded by virtue of any of the exclusionary criteria listed in the definition of an Eligible Engine in order for the associated Aircraft to constitute an Eligible Aircraft.

Notwithstanding the above exclusions from Eligible Aircraft, all representations, warranties and covenants applicable to Eligible Aircraft shall apply to any Aircraft designated as Eligible Aircraft in the most recent Borrowing Base Certificate delivered to Agent.”

““Eligible Engines” means each Engine of EAC, Evergreen, or Evergreen Equity that (i) is installed in an Aircraft that meets all the eligibility criteria of Eligible Aircraft, (ii) is maintained and overhauled, in conformity with the Loan Parties’ Maintenance Program and the FARs and all other applicable laws, (iii) complies with each of the representations and warranties respecting Eligible Engines made in the Loan Documents, and (iv) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. An Engine shall not be included in Eligible Engines if:

(a) (i) as of the Closing Date, it is not one of the Engines designated on Schedule E-1, and (ii) after the Closing Date, it is not an Engine owned by EAC, Evergreen, or Evergreen Equity that is identified by the parties pursuant to the appraisal process referenced in clause (k) of this definition,

(b) EAC, Evergreen, or Evergreen Equity (as applicable) does not have good, valid, and marketable title thereto,

(c) it is not registered at the FAA in the name of EAC, Evergreen, or Evergreen Equity (as applicable), as owner

(d) is not subject to a valid and perfected first priority Agent’s Lien (including by the registration of Aircraft and Engine Security Agreements with the FAA and Cape Town) or is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),

(e) it is defective, obsolete, or unserviceable, does not comply with all original equipment manufacturer quality assurance recommendations, is not new or has not been rehabilitated to a fully serviceable condition, has not been maintained in accordance with the FARs or other applicable laws or the Loan Parties’ Maintenance Program, or is not in a condition or is otherwise not available for immediate use by EAC, Evergreen, or Evergreen Equity (as applicable) in its Certificated Air Carrier operations in compliance with the FARs and other applicable laws and the Loan Parties’ Maintenance Program,

(f) it (1) does not have (i) full FAA serviceability tags and full back-to-birth traceability for all parts thereof as applicable, or (ii) all manuals, documents, and records required by the FARs or other applicable laws or the Loan Parties’ Maintenance Program, or delivered by or required (including to maintain the effectiveness of any Warranties) by the manufacturer of such Engine or (2) unless such Engine is no longer under Warranties, includes any material PMA Parts,

(g) it does not conform in all material respects to all applicable airworthiness directives, mandatory service bulletins, or standards, or limits imposed by any Governmental Authority which has regulatory authority over such Engine or its use or by the manufacturer of such Engine and any requirements of the manufacturer relating to the availability of warranties provided by the manufacturer,

(h) Borrowers have provided written notice to Agent that such Engine is intended to be the subject of a Permitted Sale-Leaseback Transaction or such Engine is the subject of a consummated Permitted Sale-Leaseback Transaction; provided, however, that any Engine that is (i) identified by written notice of a Borrower to Agent as the intended subject of a Permitted Sale-Leaseback but that is subsequently identified as no longer being the subject of a Permitted Sale-Leaseback, and (ii) as to which a Permitted Sale-Leaseback has not been consummated shall not be excluded from the definition of Eligible Engine based solely on this clause (h),

(i) Borrowers have not placed in a visible location on such Eligible Engine, a placard of reasonable size and shape bearing the legend in English “Mortgaged to Wells Fargo Bank, N.A., as Agent”,

(j) it (i) has suffered an Event of Loss or any event which with the passage of time could reasonably be expected to cause an Event of Loss, or (ii) is the subject of a condemnation, confiscation, seizure or requisition event, or

(k) with respect to any Engine owned by Evergreen or Evergreen Equity, or any Engine that has become or is becoming Eligible Engine after the Closing Date, until Agent has received an appraisal thereof by an appraiser acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion, and all other conditions precedent applicable to a Replacement Engine (as defined in each of the Aircraft and Engine Security Agreements) in the Aircraft and Engine Security Agreements have been fulfilled with respect to such Engine to the satisfaction of Agent in its Permitted Discretion.”

““Eligible Inventory” means Spare Parts Inventory of the Spare Parts Loan Parties consisting of Serviceable New Inventory, Serviceable Used Inventory, Repairable Inventory, and Less Than $1500 Inventory and that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date after notification thereof to Borrowers of the results of such field examination; provided further, that the Less Than $1500 Inventory shall not exceed $8,000,000 in the aggregate at any one time. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Spare Parts Loan Party does not have good, valid, and marketable title thereto,

(b) a Spare Parts Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Spare Parts Loan Party),

(c) it is not located at one of the locations in the United States (including Alaska) set forth on Schedule E-3 to the Agreement (or in-transit in the United States from one such location to another such location), as such Schedule E-3 may be updated in accordance with Section 5.2 (and Schedule 5.2 thereof) of the Agreement,

(d) it is located on real property leased by a Spare Parts Loan Party or in a contract warehouse (i.e., a business that handles shipping, receiving, and storage of products on a contract basis), in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(e) it is the subject of a bill of lading, warehouse receipt, or other document of title,

(f) it is not subject to a valid and perfected first priority Agent’s Lien (and, in particular, in the case of Evergreen, Evergreen Alaska, or any other Spare Parts Loan Party that is a Certificated Air Carrier, has not recorded a Spare Parts Security Agreement with the FAA or such Inventory is not located at the designated location specified in such Spare Parts Security Agreement) or is not free and clear of all Liens (other than so long as the Intercreditor Agreement is in full force and effect, Liens to secure the Senior Note Indebtedness to the extent permitted by clause (s) of the definition of Permitted Liens),

(g) it consists of goods returned or rejected by a Spare Parts Loan Party’s customers,

(h) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Spare Parts Loan Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(i) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion,

(j) such Inventory consists of appliances or spare parts as defined in 14 CFR 49 that are held for installation on an Aircraft or Engine, or otherwise held, by, for, or on behalf an air carrier as defined in 14 CFR 49,

(k) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) with respect to any Inventory owned by any Spare Parts Loan Party other than EAC or any Inventory that has become or is becoming Eligible Inventory after the Closing Date, such Inventory shall not be Eligible Inventory until Agent has received an appraisal an field examination thereof by an appraiser and field examiner acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion.”

““Evergreen Alaska” means Evergreen Helicopters of Alaska, Inc., an Alaska corporation.”

““Evergreen International” means Evergreen Helicopters International, Inc., a Texas corporation.”

““Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled amortization principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid or required to be paid during such period, (d) all management, consulting, monitoring, and advisory fees paid to Sponsor or its Affiliates during such period, (e) all Restricted Payments (other than Permitted Intercompany Advances) paid in cash during such period (other than any Equity Proceeds Restricted Payment), and (f) the Permitted Preferred Stock Dividend.”

““Guarantor” means (a) EAC Acquisition Corporation, a Delaware corporation, (b) Evergreen Equity, (c) Evergreen Alaska, (d) Evergreen International, (e) each other Subsidiary of EAC that is not a Borrower (other than Foreign Subsidiaries), and (f) each other Person that becomes a guarantor after the Closing Date pursuant to Section 3.6 or 5.11 of the Agreement.”

““Maintenance Program” means an FAA approved maintenance program for each Loan Party’s Aircraft, Engines, and Spare Parts in accordance with the applicable manufacturer’s maintenance planning document and maintenance manuals.”

““Spare Parts Loan Party” means each of Borrower, Evergreen Equity, and Evergreen Alaska.”

(g) Effective as of the Closing Date, Schedule 1.1 to the Credit Agreement is hereby amended and modified by: (i) deleting the text “,” appearing before the period in the definition of “Net Orderly Liquidation Value”, (ii) replacing each reference to “Borrowers’ Maintenance Program” in the definitive of “Eligible Maintenance” with “Loan Parties’ Maintenance Programs,

(iii) deleting references to “Borrowers” in the definition of “Net Orderly Liquidation Value”, (iv) replacing the reference to “Borrowers” in the definition of “Spare Parts Inventory” with “Spare Parts Loan Parties”, (v) replacing the reference to “a Borrower” in the definition of “Spare Parts Inventory” with “a Spare Parts Loan Party”, (vi) inserting the phrase “other than with respect to Spare Parts of EAC and Evergreen Equity,” at the beginning of clause (e) of the definition of “Spare Parts Inventory”, and (vii) replacing the reference to “Grantors” in the definition of “Spare Parts Security Agreements” with “Spare Parts Loan Parties”.

(h) Schedule 1.1 to the Credit Agreement is hereby amended and modified by replacing the reference to “$100,000,000” in the definition of “Maximum Revolver Amount” with “$125,000,000.

(i) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule C-1 attached hereto.

(j) Schedule 3.6 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 3.6 attached hereto. Agent hereby confirms that the conditions subsequent set forth in clauses (a), (b), (c), (d), (e), (f), (g), (p) (with respect to release documents of KeyBank National Association), and (q) of Schedule 3.6 as in effect as of the Closing Date have been satisfied.

(k) Effective as of the Closing Date, the first row of Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

commencing with the month ended May 31, 2013, as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrowers’ fiscal quarters) after the end of each month during each of Borrowers’ fiscal years

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrowers’ and their Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

(l) Effective as of the Closing Date, Schedule 5.2 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 5.2 attached hereto.

(m) Effective as of the Closing Date, Section 7(i) of the Guaranty and Security Agreement is hereby amended and modified by deleting the reference to “, for the benefit of the Lender Group and the Bank Product Providers,”.

3. Waiver. Anything to the contrary contained in the Loan Documents notwithstanding, Agent and the Lenders waive any requirement that the Loan Parties deliver to Agent the stock certificates representing the Collateral consisting of Pledged Interests (each as defined in the Guaranty and Security Agreement), accompanied by stock transfer powers or other instruments of transfer duly endorsed by an effective endorsement, in each case, in blank, for each of the below Persons:

Person	Owner	Certificate No.	Owned Shares/ Equity Interests
Lion Mines Ltd. (N.P.L.)	Evergreen Helicopters, Inc.	11012 11484 11485 11486 11487 12184 12186 12187	100 500 500 500 500 300 500 200
Continental Minerals Corporation (N.P.L.)	Evergreen Helicopters, Inc.	03834 03961 03962 03963	1,000 500 500 200
Clear Mines Ltd.	Evergreen Helicopters, Inc.	01636 01637 01638 01639 01675	500 500 200 50 500
Sambo’s Restaurants, Inc.	Evergreen Helicopters, Inc.	NYU19705	550
Troy Gold Industries Ltd.	Evergreen Helicopters, Inc.	25180 26012	300 300
Santa Sarita Mining Company Limited	Evergreen Helicopters, Inc.	07507 07508 07509 07510 07511 07512	500 500 500 500 500 200
Canadian Barranca Corporation Ltd.	Evergreen Helicopters, Inc.	14201 14202 14203 14204	100 50 500 500
Cusac Industries Ltd.	Evergreen Helicopters, Inc.	06250 06251 06260 06261	500 200 200 500

The Loan Parties covenant and agree to that (i) such stock certificates shall not be delivered to, or held by, any Person other than a Loan Party or Agent and (ii) the Loan Parties shall deliver to Agent the stock certificates representing the Collateral consisting of Pledged Interests (each as defined in the Guaranty and Security Agreement), accompanied by stock transfer powers or other instruments of transfer duly endorsed by an effective endorsement, in each case, in blank, for each of the above Persons if, as of any date of determination, the book value of such Collateral exceeds $500,000 in the aggregate; provided that in no event shall the Loan Parties be required to comply with the foregoing with respect to any Excluded Assets (as defined in the Guaranty and Security Agreement).

4. Conditions Precedent to Amendment. The satisfaction or waiver of each of the following shall constitute conditions precedent to the effectiveness of the Amendment:

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received that certain fee letter, dated as of the date hereof (the “Amendment Fee Letter”), duly executed and delivered by the parties thereto, and the same shall be in full force and effect.

(c) Agent shall have received a Mortgage with respect to the Real Property Collateral at 3100 Willow Springs Road, Central Point, OR 97502 and 1993 Kirtland Road, Central Point, OR 97502, duly executed and delivered by EAC, and the same shall be in full force and effect.

(d) Agent shall have received a mortgagee title insurance policy (or a marked commitment to issue the same) for the Real Property Collateral at 3100 Willow Springs Road, Central Point, OR 97502 and 1993 Kirtland Road, Central Point, OR 97502, issued by Chicago Title Insurance Company or such other a title insurance company satisfactory to Agent (the “Mortgage Policy”) in amounts satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens (as defined in the Mortgage), and the Mortgage Policy otherwise shall be in form and substance reasonably satisfactory to Agent

(e) Agent shall have received a joinder to the Guaranty and Security Agreement executed and delivered by Evergreen Unmanned Systems, Inc., as well as appropriate financing statements, together with such other security agreements as are requested by Agent to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Person, in each case, duly executed and delivered by the parties thereto, and the same shall be in full force and effect.

(f) Borrowers shall have paid to Agent all fees required to paid pursuant to the Amendment Fee Letter on the date hereof.

(g) The representations and warranties herein and in the Credit Agreement and the other Loan Documents as amended hereby shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(h) No Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(i) Borrowers shall have paid all fees, costs, expenses and taxes then payable pursuant to the Credit Agreement as therein provided.

(j) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, or any Lender.

(k) Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of this Amendment and the Amendment Fee Letter (to the extent it is a party), (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party.

(l) Agent shall have received a certificate of status or equivalent documentation with respect to each Loan Party, dated within 20 days of the date hereof, any such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(m) Agent shall have received an opinion from DLA Piper (in New York, Delaware, and Texas) and the Loan Parties’ local Oregon counsel, in form and substance satisfactory to Agent.

(n) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

5. Representations and Warranties. Each Loan Party hereby represents and warrants to Agent and the Lenders as follows:

(a) It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b) The execution, delivery, and performance by it of this Amendment and the other Loan Documents to which it is a party (i) have been duly authorized by all necessary action on the part of such Loan Party and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of such Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation in connection with this Amendment.

(c) This Amendment has been duly executed and delivered by each Loan Party. This Amendment and each Loan Document to which such Loan Party is a party is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Loan Party, Agent or any Lender.

(e) No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(f) The representations and warranties in the Credit Agreement and the other Loan Documents as amended hereby are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

6. Payment of Costs and Fees. Borrowers agree to pay all out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable fees and disbursements of outside counsel to Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

7. Release.

(a) Each Loan Party hereby acknowledges and agrees that as of June 12, 2013, the aggregate outstanding principal amount of Loans under the Credit Agreement and the other Loan Documents was $32,205,856 and that such principal amount is payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b) Effective on the date hereof, each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges each member of the Lender Group, each Bank Product Provider, and each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Loan Party (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Loan Party ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Loan Party each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If any Loan Party or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

8. Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9. Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification is made in accordance with the terms and provisions of Section 14.1 of the Credit Agreement.

10. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the Guaranty and Security Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) Upon and after the effectiveness of this Amendment, each reference in the Guaranty and Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Guaranty and Security Agreement, and each reference in the other Loan Documents to “the Guaranty and Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Guaranty and Security Agreement, shall mean and be a reference to the Guaranty and Security Agreement as modified and amended hereby.

(d) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Guaranty and Security Agreement as modified or amended hereby.

(e) This Amendment is a Loan Document.

(f) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

12. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

13. Reaffirmation of Obligations. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement, the Aircraft and Engine Security Agreement, or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each Loan Party hereby further does grant to Agent, for the benefit of each member of the Lender Group and the Bank Product Providers, a perfected security interest in the Collateral (as defined in the Guaranty and Security Agreement) and the Collateral (as defined in the Aircraft and Engine Security Agreement) in order to secure all of its present and future obligations under the Loan Documents.

14. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Guarantors. Each of the undersigned Guarantors consent to the amendments to the Loan Documents contained herein. Although the undersigned Guarantors have been informed of the matters set forth herein and have consented to same, each Guarantor understands that no member of the Lender Group has any obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents, waivers, or amendments related to the Credit Agreement, and nothing herein shall create such a duty.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ERICKSON AIR-CRANE INCORPORATED,
a Delaware corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

EAC ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

EVERGREEN HELICOPTERS, INC., an Oregon corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

EVERGREEN HELICOPTERS OF ALASKA, INC., an Alaska corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

EVERGREEN HELICOPTERS INTERNATIONAL, INC., a Texas corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

EVERGREEN EQUITY, INC.,
a Nevada corporation

By:	/s/ Edward T. Rizzuti
Name:	Edward T. Rizzuti
Title:	VP, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO

GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, Lead Arranger, Book Runner, Syndication Agent, Documentation Agent, and a Lender

By:	/s/ Amelie Yehros
Name:	Amelie Yehros
Title:	SVP

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO

GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

HSBC BANK USA NA, as a Lender

By:	/s/ Tara C. O’Boyle
Name:	Tara C. O’Boyle
Title:	Assistant Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO

GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

BANK OF THE WEST, as a Lender

By:	/s/ Timothy Sobol
Name:	Timothy Sobol
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO

GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Mary Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ Keith C. Braun
Name:	Keith C. Braun
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO

GUARANTY AND SECURITY AGREEMENT, AND WAIVER]

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, N.A.	$50,000,000	$50,000,000
Bank of the West	$30,000,000	$30,000,000
Deutsche Bank Trust Company Americas	$25,000,000	$25,000,000
HSBC Bank USA NA	$20,000,000	$20,000,000

All Lenders	$125,000,000	$125,000,000

Schedule 3.6

(a) On or before July 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received a Spare Parts Security Agreement for Spares Parts of the Spare Parts Loan Parties, in form and substance reasonably satisfactory to Agent and duly executed and delivered by the parties thereto, together with (i) evidence that the Spare Parts Security Agreement has been registered with the FAA, and (ii) an opinion from FAA counsel, in form and substance reasonably satisfactory to Agent, to the effect required pursuant to the Spare Parts Security Agreement;

(b) On or before July 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received, opinions of the Loan Parties’ counsel in New York, Oregon, Nevada, and Alaska regarding matters as to the agreement described in clause (a) hereof as Agent or its counsel may reasonably request, and which are in form and substance reasonably satisfactory to Agent;

(c) On or before August 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received each of the following agreements, in form and substance reasonably satisfactory to Agent, duly executed and delivered by the parties thereto, and each of such agreements shall be in full force and effect:

(i) an Aircraft and Engine Security Agreement for Aircraft and Engines of Evergreen, together with (A) evidence that the International Interest (as defined in the Aircraft and Engine Security Agreement) in each Aircraft and Engine that are the subject thereof have been registered with the International Registry and the Aircraft and Engine Security Agreement has been registered with the FAA, (B) an opinion from FAA counsel, in form and substance reasonably satisfactory to Agent, to the effect required pursuant to Section 3.1(b) of the Aircraft and Engine Security Agreement, (C) copies of the airworthiness certificates issued by the FAA for each Aircraft, and (D) if requested by Agent, chain of title evidence for each Engine consisting of bills of sale or, in the absence of bills of sale, an invoice listing the serial number for such Engine from the manufacturer of such Engine to Evergreen; and

(ii) an Aircraft and Engine Security Agreement for Aircraft and Engines of Evergreen Equity, together with (A) evidence that the International Interest (as defined in the Aircraft and Engine Security Agreement) in each Aircraft and Engine that are the subject thereof have been registered with the International Registry and the Aircraft and Engine Security Agreement has been registered with the FAA, (B) an opinion from FAA counsel, in form and substance reasonably satisfactory to Agent, to the effect required pursuant to Section 3.1(b) of the Aircraft and Engine Security Agreement, (C) copies of the airworthiness certificates issued by the FAA for each Aircraft; and (D) if requested by Agent, chain of title evidence for each Engine consisting of bills of sale or, in the absence of bills of sale, an invoice listing the serial number for such Engine from the manufacturer of such Engine to Evergreen Equity;

(d) On or before August 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received, opinions of the Loan Parties’ counsel in New York, Oregon, and Nevada regarding matters as to agreements described in clause (c) hereof as Agent or its counsel may reasonably request, and which are in form and substance reasonably satisfactory to Agent;

(e) On or before July 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received duly executed and delivered Control Agreements or Controlled Account Agreements with respect to each Deposit Account and Securities Account of the Loan Parties (other than to the extent excused by the Guaranty and Security Agreement), in each case, in form and substance reasonably satisfactory to Agent;

(f) The Loan Parties shall use commercially reasonable efforts to deliver to Agent, within 180 days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), Collateral Access Agreements with respect to the following locations:

(iii) 5550 SW Macadam Ave., Suite 200, Portland, OR 97239-3769;

(iv) 6909 6th Street, White City, OR, 97503;

(v) 611 Nebula Way, Rogue Valley International-Medford Airport, Medford, OR, 97504;

(vi) State Airport, 570 Airport Rd., Warwick, RI 02886;

(vii) 3800 Three Mile Lane, McMinnville, OR 97128;

(viii) Lot 1, Block 3, Nome Airport, Nome, AK 99762;

(ix) 1936 Merrill Field Dr., Anchorage, AK 99501.

(g) Within 90 days after the Closing Date (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received evidence that all of the Deposit Accounts and Securities Accounts of the Loan Parties are maintained at Wells Fargo Bank, N.A.;

(h) On or before July 1, 2013 (or such later date as agreed to by Agent in writing in its sole discretion), Agent shall have received, evidence that a FAA release and an International Registry release have been duly executed and recorded and/or filed with the FAA and the International Registry, releasing the registrations made by D.B. Zwirn Special Opportunities Funds, L.P. with respect to that certain Sikorsky S-64 with manufacturer’s serial number 64093;

(i) Within 120 days after the Closing Date (or such later date as may be agreed to by Agent in writing in its sole discretion), Agent shall have received, evidence, in form and substance reasonably satisfactory to Agent, of termination of any assignment by a Loan Party to any Person other than Agent of any account or other receivable or chattel paper with respect to each of the following contracts:

(i) Contract No. N00033-09-C-1000 between Evergreen and US Navy MSC (East/Atlantic);

(ii) Contract No. N00033-08-C-1002 between Evergreen and US Navy MSC (West/Guam);

(iii) Contract No. HTC711-10-D-R028 between Evergreen and US Transcom;

(iv) Contract No. HTC11-09-D-0023 between Evergreen and US Transcom;

(v) Contract No. ATX-11-DIO-EVG between Evergreen and United States Postal Service;

(vi) Contract No. W912DO-11-D-0002 between Evergreen and US Army Alaska;

(vii) Contract No. HTC711-10-D-R017 between Evergreen Alaska and US Transcom;

(viii) Contract No. W912CN-12-D-0002 between Evergreen and US Army;

(ix) Contract No. W912CN-08-D-0013 between Evergreen and US Army (Hawaii);

(x) Contract No. W52P1J-12-C-0089 between Evergreen Alaska and US Army, Rock Island;

(xi) Contract No. W5J9LE-11-C-0061 between Evergreen Alaska and U.S. Army Corp of Engineers;

(xii) Contract No. 2012-9-25 between Evergreen, US DOT, and Diomede;

(xiii) Contract No. W52P1J-12-C-0074 between Evergreen and US Army, Rock Island; and

(xiv) US Department of Agriculture (Forest Service) Contract No. AG-024B-C-12-9003 between USDA, Forest Service and EAC.

(j) Within 120 days after the Closing Date (or such later date as may be agreed to by Agent in writing in its sole discretion), the Loan Parties shall have used commercially reasonable efforts to deliver to Agent, a notice of assignment, an instrument of assignment, evidence of authority to execute such instrument of assignment, and any other instruments or documents reasonably required by Agent and duly executed by the parties thereto, in order that all moneys due or to become due under each of the following contracts be assigned to Agent, for the benefit of the Lender Group and the Bank Product Providers, in each case, which comply, to the reasonable satisfaction of the Agent, with the Assignment of Claims Act 31 U.S.C. § 3727 (or the equivalent for the City and County of Los Angeles and NATO):

(i) Contract No. N00033-09-C-1000 between Evergreen and US Navy MSC (East/Atlantic);

(ii) Contract No. N00033-08-C-1002 between Evergreen and US Navy MSC (West/Guam);

(iii) Contract No. HTC711-10-D-R028 between Evergreen and US Transcom;

(iv) Contract No. ATX-11-DIO-EVG between Evergreen and United States Postal Service;

(v) Contract No. W912DO-11-D-0002 between Evergreen and US Army Alaska;

(vi) Contract No. HTC711-10-D-R017 between Evergreen Alaska and US Transcom;

(vii) Contract No. W912CN-12-D-0002 between Evergreen and US Army;

(viii) Contract No. W52P1J-12-C-0089 between Evergreen Alaska and US Army, Rock Island;

(ix) Contract No. 2012-9-25 between Evergreen, US DOT, and Diomede;

(x) Contract No. W52P1J-12-C-0074 between Evergreen and US Army, Rock Island;

(xi) US Department of Agriculture (Forest Service) Contract No. AG-024B-C-12-9003 between USDA, Forest Service and EAC;

(xii) County of Los Angeles (Fire Department) Lease Contract No. 76557 between Consolidated Fire Protection District of Los Angeles County and EAC;

(xiii) City of Los Angeles (Fire Department) Agreement No. C-113693 between the City of Los Angeles and EAC; and

(xiv) Contract No. LC-CH/4600002272 between the NATO Support Agency (fka NATO Maintenance Supply Agency) and EAC.

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (not later than the 25th day of each month); provided that if, as of any date of determination, Availability is less than $15,000,000, the reports specified in clauses (b) – (o) shall be delivered on a weekly basis (no later than Wednesday of each week) until such time as Availability shall have been $15,000,000 at all times during each of the preceding 30 days; provided further that, the reports specified in clauses (b) and (d) – (o) shall not be required to be delivered with respect to any Loan Party whose assets are not included in the Borrowing Base for any period prior to the month commencing July 1, 2013

(a) a detailed report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including (i) daily cash collections, (ii) an indication of which amounts constitute Qualified Cash, (iii) account numbers, and (iv) balances for such account numbers,

(b) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowers’ Accounts,

(c) a Borrowing Base Certificate,

(d) a detailed aging and roll-forward, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(e) a summary aging, by vendor, of the Loan Parties’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(f) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of the Loan Parties’ general ledger,

(g) a reconciliation of Accounts, Inventory and trade accounts payable of the Loan Parties’ general ledger to its monthly financial statements including any book reserves related to each category,

(h) a detailed PPO Inventory system/perpetual report (which shall include a list of all PPO Inventory of each Loan Party as of each such day and includes the owner, serial parts, item numbers, item names, location codes, warehouse codes, country code, amount, and any other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),

(i) a detailed Spare Parts Inventory system/perpetual report (which shall include a list of all Spare Parts by of each Loan Party as of each such day and includes the owner, item numbers and names, country codes, item group codes, status codes, warehouse codes, on hand amount, inventory value, and any other information reasonably requested by Agent) (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),

(j) a detailed work-in-process Inventory system/perpetual report (which shall include material and labor cost, and any other information reasonably requested by Agent (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),

(k) a report showing (i) all deferred revenues as set forth in the Loan Parties’ balance sheet for the prior month, and (ii) the portion of such deferred revenues that will be earned during the next four fiscal quarters,

(l) a detailed description by type and current location of all of the Inventory, Aircrafts, and Engines, owned by any Loan Party located both in and outside the United States, and for each Aircraft and each Engine that is located outside of the United States an indication of whether the country of its location is a signatory to either (i) the Geneva Convention, or (ii) the Cape Town Convention,

(m) a detailed calculation of Inventory, Aircrafts, and Engines that are not eligible for the Borrowing Base (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(n) a detailed report regarding any Inventory (i) with no usage in the immediately preceding seven years, (ii) with more than ten years of usage in the aggregate, or (iii) that has become obsolete due to engineering advances, and

(o) a detailed report regarding any write down or obsolete adjustment of any Loan Party’s Inventory, Aircrafts, and Engines.

Quarterly	(p) a report regarding the Loan Parties’ accrued, but unpaid, ad valorem taxes, and (q) a Perfection Certificate or a supplement to the Perfection Certificate.

Semi-annually	(r) a schedule of the Maintenance Program for each Aircraft and Engine and a report detailing any scheduled long-term maintenance or overhaul for any Aircraft or Engine.

On each anniversary of the Closing Date if requested by Agent	(s) an opinion of FAA counsel, in form and substance reasonably satisfactory to Agent, dated as of a date not more than 30 days prior to such anniversary, that, with respect to all Collateral consisting of Aircraft, Engines, and Spare Parts, based on FAA’s review of the Aviation Registry of the FAA and the International Registry, Agent has a perfected first priority security interest thereon and International Interest therein, free and clear of all Liens (other than Permitted Liens), and attaching thereto the related “priority search certificates” from the Aviation Registry of the FAA, the International Registry, and the Spare Parts perfection locations.

Within 10 days after a request by Agent	(t) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.

Promptly, but in any event within 10 days prior to any such action

(u) written notice that any Aircraft or Engine will be deregistered with the FAA or any Aircraft or Engine will be taken to a country that is not a signatory to the Geneva Convention or the Cape Town Convention, and

(v) written notice of any Engine being removed from any Aircraft.